DEAN FOODS ANNOUNCES FIRST QUARTER 2017 RESULTS
Company Reaffirms Full-Year Adjusted EPS Guidance

DALLAS, May 9, 2017 - Dean Foods Company (NYSE: DF) today reported first quarter 2017 results.
Highlights

•	Q1 net loss per diluted share was ($0.11) and adjusted net income per diluted share was $0.13

•	National launch of DairyPure sour cream driving product and package innovation into the category

•	Cultivating strong brands through Organic Valley joint venture and investment in Good Karma Foods Inc. ("Good Karma"), the leading producer of flax-based milk and yogurt

•	Robust commercial and cost productivity agenda ramping up through remainder of 2017

•	Reaffirm full-year 2017 adjusted earnings expectation of $1.35 to $1.55 per diluted share(1)
Chief Executive Officer Ralph Scozzafava said, “Our first quarter results across volume and earnings per share were in line with our expectations. Our commercial and cost productivity initiatives are ramping up, including the recent national launch of our new DairyPure sour cream. We are driving incremental distribution across our core portfolio of fluid products as well as expanding our footprint of our super-regional ice cream brands. In addition, we are enhancing our selling capabilities through a partnership with Acosta, a leading sales agency with extensive capability and expertise in products going through customer warehouses."
Business Updates
The company launched DairyPure sour cream in March as the national brand's most recent line extension. The $1.2 billion category presents a compelling growth opportunity for Dean Foods. Backed by DairyPure's Five-Point Purity Promise, DairyPure sour cream has a clean label, consumer-preferred product and packaging and is made with fresh cream from the company's local dairies. The product line includes three sizes with both regular fat and lighter versions.
Last week, the company announced an investment in and distribution deal with Good Karma, the leading producer of flax-based milk and yogurt products. The investment allows Dean Foods to diversify into plant-based dairy alternatives, and provides Good Karma the ability to more rapidly expand distribution and investment to build the brand along with subsequent product innovation. The non-dairy beverage category has experienced meaningful growth and increased household penetration with a growing number of consumers who prefer plant-based options. Good Karma is solidly positioned as a key brand across the core natural channel and is the second-fastest growing brand across its peer set in the plant-based milk category.
First Quarter 2017 Operating Results
Chief Financial Officer Chris Bellairs said, “For the first quarter, we delivered $28 million of net cash from operating activities and $19 million of free cash flow, representing ten consecutive quarters of positive free cash flow. We reduced our total net debt to $868 million, representing the third consecutive quarter of net debt reduction since our Friendly's acquisition."

Financial Summary *	Three Months Ended March 31
(In millions, except per share amounts)	2017	2016

Gross Profit
GAAP	$462	$504
Adjusted	$465	$505

Operating Income
GAAP	$3	$79
Adjusted	$35	$83

Interest Expense
GAAP	$17	$17
Adjusted	$16	$17

Net Income (Loss)
GAAP	$(10)	$39
Adjusted	$12	$42

Diluted Earnings (Loss) Per Share (EPS)
GAAP	$(0.11)	$0.43
Adjusted	$0.13	$0.45

* Adjustments to GAAP due to the exclusion of expenses, gains or losses associated with certain transactions and other non-recurring items are described and reconciled to the comparable GAAP amounts in the attached tables.

(1)    Please refer to “Forward Outlook” and “Non-GAAP Financial Measures” for additional information. We provide guidance on a non-GAAP basis and are unable to provide a full reconciliation to GAAP without unreasonable efforts as we cannot predict the amount or timing of certain elements which are included in reported GAAP results, including mark-to-market adjustments of hedging activities, asset impairment charges, and other non-recurring events or transactions that may have a significant impact to reported GAAP results.
Total volume across all products was 633 million gallons for the first quarter of 2017, a 1.3% decline compared to total volume of 641 million gallons in the first quarter of 2016.
Based on fluid milk sales data published by the USDA through February, fluid milk volume decreased 3.4% year-over-year quarter to date in the first quarter of 2017 on an unadjusted basis. However, when adjusting for the extra selling day in 2016 due to Leap Year, the category decline was 1.8%. On this same basis, Dean Foods’ share of U.S. fluid milk volumes increased by 10 basis points year-over-year.
Raw milk costs in the first quarter of 2017 of $17.03 per hundred weight increased roughly 6% from the fourth quarter of 2016 and increased 18% from the first quarter of 2016.
Cash Flow
Net cash provided by continuing operations for the three months ended March 31, 2017 totaled $28 million. Free cash flow provided by continuing operations, which is defined as net cash provided by continuing operations less capital expenditures, was $19 million for the three months ended March 31, 2017, a $10 million decrease as compared to the prior year period. Capital expenditures totaled $8 million for the quarter.

Debt
Total outstanding debt at March 31, 2017, net of $32 million cash on hand, was approximately $868 million. The Company’s net debt to bank EBITDA total leverage ratio, on an all-cash netted basis, increased slightly on a sequential basis to 2.09 times at the end of the first quarter 2017.
Forward Outlook
"As we look to the second quarter and the balance of 2017, we remain focused on executing our commercial and cost productivity initiatives. We believe our new product innovation, strategic partnerships, and focus on eliminating waste in our supply chain are key enablers to deliver sustainable long-term growth and financial results. I am confident in our organization's ability to deliver our plan, and I therefore want to reaffirm full-year adjusted diluted earnings per share guidance expectations of $1.35 to $1.55," concluded Scozzafava.
We provide guidance on a non-GAAP basis and are unable to provide a full reconciliation to GAAP without unreasonable efforts as we cannot predict the amount or timing of certain elements which are included in reported GAAP results, including mark-to-market adjustments of hedging activities, asset impairment charges, and other non-recurring events or transactions that may have a significant impact to reported GAAP results.
Non-GAAP Financial Measures
In addition to the results prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), we have presented certain non-GAAP financial measures, including Adjusted gross profit, Adjusted selling and distribution expenses, Adjusted general and administrative expenses, Adjusted total operating costs and expenses, Adjusted operating income, Adjusted interest expense, Adjusted net income (loss), Adjusted earnings (loss) per diluted share, Adjusted EBITDA, Free Cash Flow and total leverage ratio, each as described below.
This non-GAAP financial information is provided as supplemental information for investors and is not in accordance with, or an alternative to, GAAP. Additionally, these non-GAAP measures may be different than similar measures used by other companies.
We believe that the presentation of these non-GAAP financial measures, when considered together with our GAAP financial measures and the reconciliations to the corresponding GAAP financial measures, provides investors with a more complete understanding of the factors and trends affecting our business than could be obtained absent these disclosures. Our management uses these non-GAAP financial measures when evaluating our performance, when making decisions regarding the allocation of resources, in determining incentive compensation for management, and in determining earnings estimates.
A full reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures for the three months ended March 31, 2017 and 2016, is set forth in the tables herein.
Adjusted Operating Results
We have supplemented the presentation of our reported GAAP gross profit, selling and distribution expenses, general and administrative expenses, total operating costs and expenses, operating income, interest expense, net income (loss) and earnings (loss) per diluted share, with non-GAAP measures that adjust the GAAP measures to exclude the impact of the following (as applicable):

•	asset impairment charges;

•	incremental non-cash trademark amortization triggered by the launch of a national fresh white milk brand;

•	closed deal costs;

•	facility closing, reorganization and realignment costs;

•	debt issuance costs;

•	costs associated with the early retirement of long-term debt;

•	gains (losses) on the mark-to-market of our derivative contracts;

•	separation costs;

•	gains or losses related to discontinued operations and divestitures;

•	litigation settlements;

•	income tax impacts of the foregoing adjustments; and

•	adjustments to normalize our income tax expense at a rate of 38%.
We believe these non-GAAP measures provide useful information to investors by excluding expenses, gains or losses that are not indicative of the company’s core operating performance. In addition, we cannot predict the timing and amount of gains or losses associated with such items. We believe these non-GAAP measures provide more accurate comparisons of our ongoing business operations and are better indicators of trends in our underlying business. In addition, these adjustments are consistent with how management views our business. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and evaluating the Company’s ongoing performance. Further, adjusted gross profit and adjusted operating income are used by management to evaluate key performance indicators of brand mix and low cost, respectively.
Adjusted EBITDA
Adjusted EBITDA is defined as net income before interest expense, income tax expense, depreciation and amortization, as further adjusted to exclude the impact of the adjustments discussed under “Adjusted Operating Results” above (other than the normalized income tax rate, as Adjusted EBITDA excludes the full amount of income tax expense). This information is provided to assist investors in making meaningful comparisons of our operating performance between periods and to view our business from the same perspective as our management. We believe Adjusted EBITDA is a useful measure for analyzing the performance of our business and is a widely-accepted indicator of our ability to incur and service indebtedness and generate free cash flow. We also believe that EBITDA measures are commonly reported and widely used by investors and other interested parties as measures of a company’s operating performance and debt servicing ability because such measures assist in comparing performance on a consistent basis without regard to capital structure, depreciation or amortization (which can vary significantly) and non-operating factors (such as historical cost).
Total Leverage Ratio
Our total leverage ratio is calculated as net debt divided by Bank EBITDA for the trailing four quarters. Net debt is calculated as consolidated funded indebtedness in accordance with our credit agreement, except on an all cash netted basis. Bank EBITDA is calculated as Adjusted EBITDA, as further adjusted to exclude certain non-cash and non-recurring or extraordinary expenses as permitted in calculating covenant compliance under our credit agreement. Management believes analysts and investors commonly use our total leverage ratio as an indicator of our ability to service existing debt and our liquidity.
Free Cash Flow
We define Free Cash Flow as net cash provided by operating activities from continuing operations less cash payments for capital expenditures. We believe Free Cash Flow is a meaningful non-GAAP measure that offers supplemental information and insight regarding the liquidity of our operations and our ability to generate sufficient cash flow to, among other things, repay debt, invest in our business and repurchase shares of our common stock. A limitation of Free Cash Flow is that it does not represent the total increase or decrease in the cash balance for the period.
Conference Call/Webcast
A webcast to discuss the Company's financial results and outlook will be held at 9:00 a.m. ET today and may be heard live by clicking the earnings button on the Company's website at http://www.deanfoods.com. A slide presentation will accompany the webcast.

About Dean Foods
Dean Foods is a leading food and beverage company and the largest processor and direct-to-store distributor of fresh fluid milk and other dairy and dairy case products in the United States. Headquartered in Dallas, Texas, the Dean Foods portfolio includes DairyPure®, the country's first and largest fresh, white milk national brand, and TruMoo®, the leading national flavored milk brand, along with well-known regional dairy brands such as Alta Dena®, Berkeley Farms®, Country Fresh®, Dean’s®, Friendly's®, Garelick Farms®, LAND O LAKES®* milk and cultured products*, Lehigh Valley Dairy Farms®, Mayfield®, McArthur®, Meadow Gold®, Oak Farms®, PET®**, T.G. Lee®, Tuscan® and more. In all, Dean Foods has more than 50 national, regional and local dairy brands as well as private labels. Dean Foods also makes and distributes ice cream, cultured products, juices, teas, and bottled water. Almost 17,000 employees across the country work every day to make Dean Foods the most admired and trusted provider of wholesome, great-tasting dairy products at every occasion. For more information about Dean Foods and its brands, visit www.deanfoods.com.
*The LAND O LAKES brand is owned by Land O’Lakes, Inc. and is used by license.
**PET is a trademark of Eagle Family Foods Group LLC, under license.
Some of the statements made in this press release are “forward-looking” and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995, including statements relating to: (1) our financial forecast, including projected sales (including specific product lines and the Company as a whole), total volume, price realization, profit margins, net income, earnings per share, free cash flow, our leverage ratio, and debt covenant compliance, (2) the Company’s regional and national branding and marketing initiatives, (3) the Company’s innovation, research and development plans and its ability to successfully launch new products or brands, (4) commodity prices and other inputs and the Company’s ability to forecast or predict commodity prices, milk production and milk exports, (5) the Company’s commercial and cost productivity initiatives, including plant closures and route reductions, and its ability to achieve expected savings, (6) planned capital expenditures, (7) the status of the Company’s litigation matters, (8) the Company’s plans related to its capital structure, (9) the Company’s dividend policy, (10) possible repurchases of shares of the Company’s common stock, and (11) potential acquisitions. These statements involve risks and uncertainties that may cause results to differ materially from those set forth in this press release, including the risks disclosed by the Company in its filings with the Securities and Exchange Commission. Financial projections are based on a number of assumptions. Actual results could be materially different than projected if those assumptions are erroneous. The cost and supply of commodities and other raw materials are determined by market forces over which the Company has limited or no control. Sales, operating income, net income, debt covenant compliance, financial performance and earnings per share can vary based on a variety of economic, governmental and competitive factors, which are identified in the Company’s filings with the Securities and Exchange Commission. The Company’s ability to profit from its branding and marketing initiatives depends on a number of factors including consumer acceptance of its products. The declaration and payment of cash dividends under the Company’s dividend policy remains at the sole discretion of the Board of Directors and will depend upon its financial results, cash requirements, future prospects, restrictions in its credit agreement and debt covenant compliance, applicable law and other factors that may be deemed relevant by the Board. All forward-looking statements in this press release speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based except as required by law.
CONTACT: Corporate Communications, Jamaison Schuler, +1-214-721-7766; or Investor Relations, Sherri Baker, +1-214-303-3438

DEAN FOODS COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended March 31
	2017	2016
Net sales	$1,995,686	$1,878,828
Cost of sales	1,533,561	1,374,760
Gross profit	462,125	504,068
Operating costs and expenses:
Selling and distribution	345,196	332,887
General and administrative	99,536	85,151
Amortization of intangibles	5,155	6,325
Facility closing and reorganization costs, net	9,286	1,166
Total operating costs and expenses	459,173	425,529
Operating income	2,952	78,539
Other (income) expense:
Interest expense	17,464	16,876
Other income, net	(956)	(997)
Total other expense	16,508	15,879
Income (loss) before income taxes	(13,556)	62,660
Income tax expense (benefit)	(3,797)	23,459
Net income (loss)	$(9,759)	$39,201
Average common shares:
Basic	90,710	91,567
Diluted	90,710	92,168
Basic income (loss) per common share:
Net income (loss)	$(0.11)	$0.43
Diluted income (loss) per common share:
Net income (loss)	$(0.11)	$0.43

DEAN FOODS COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	March 31, 2017	December 31, 2016
ASSETS
Cash and cash equivalents	$31,582	$17,980
Other current assets	979,791	1,040,650
Total current assets	1,011,373	1,058,630
Property, plant and equipment, net	1,135,724	1,163,851
Intangibles and other assets, net	378,643	383,746
Total	$2,525,740	$2,606,227
LIABILITIES AND STOCKHOLDERS’ EQUITY
Total current liabilities, excluding debt	$684,471	$706,981
Total long-term debt, including current portion	891,677	886,051
Other long-term liabilities	354,565	402,639
Total stockholders' equity	595,027	610,556
Total	$2,525,740	$2,606,227

DEAN FOODS COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Three Months Ended March 31
	2017	2016
Operating Activities
Net cash provided by operating activities	$27,556	$46,230

Investing Activities
Payments for property, plant and equipment	(8,372)	(17,067)
Proceeds from sale of fixed assets	1,001	3,209
Net cash used in investing activities	(7,371)	(13,858)

Financing Activities
Net proceeds (payments) from debt	4,700	(413)
Payments of financing costs	(1,709)	—
Cash dividends paid	(8,178)	(8,259)
Issuance of common stock, net of share repurchases for withholding taxes	(1,396)	(663)
Other	—	758
Net cash used in financing activities	(6,583)	(8,577)
Effect of exchange rate changes on cash and cash equivalents	—	66
Increase in cash and cash equivalents	13,602	23,861
Cash and cash equivalents, beginning of period	17,980	60,734
Cash and cash equivalents, end of period	$31,582	$84,595

DEAN FOODS COMPANY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)
(In thousands, except per share data)

	Three Months Ended March 31, 2017
		Asset write-downs and (gain) loss on sale of assets	Facility closing and reorganization costs, net	Mark-to-market on derivative contracts	Other adjustments	Income tax
	GAAP	(b)	(c)	(d)	(e)	(f)	Adjusted*
Gross profit	$462,125	$—	$—	$3,209	$—	$—	$465,334

Selling and distribution	345,196	—	—	(1,142)	—	—	344,054

General and administrative	99,536	—	—	—	(14,250)	—	85,286
Amortization of intangibles	5,155	(3,935)	—	—	—	—	1,220
General and administrative, including Amortization of intangibles	104,691	(3,935)	—	—	(14,250)	—	86,506

Total operating costs and expenses	459,173	(3,935)	(9,286)	(1,142)	(14,250)	—	430,560

Operating income	2,952	3,935	9,286	4,351	14,250	—	34,774

Interest expense	17,464	—	—	—	(1,080)	—	16,384

Net income (loss)	(9,759)	3,935	9,286	4,351	15,330	(11,149)	11,994

Diluted earnings (loss) per share (g)	$(0.11)	$0.04	$0.10	$0.05	$0.17	$(0.12)	$0.13

	Three Months Ended March 31, 2016
		Asset write-downs and (gain) loss on sale of assets	Facility closing and reorganization costs, net	Mark-to-market on derivative contracts	Other adjustments	Income tax
	GAAP	(b)	(c)	(d)	(e)	(f)	Adjusted*
Gross profit	$504,068	$—	$—	$533	$—	$—	$504,601

Selling and distribution	332,887	—	—	2,678	—	—	335,565

General and administrative	85,151	—	—	—	—	—	85,151
Amortization of intangibles	6,325	(5,589)	—	—	—	—	736
General and administrative, including Amortization of intangibles	91,476	(5,589)	—	—	—	—	85,887

Total operating costs and expenses	425,529	(5,589)	(1,166)	2,678	—	—	421,452

Operating income	78,539	5,589	1,166	(2,145)	—	—	83,149

Interest expense	16,876	—	—	—	(218)	—	16,658

Net income	39,201	5,589	1,166	(2,145)	218	(2,187)	41,842

Diluted earnings per share	$0.43	$0.06	$0.01	$(0.02)	$—	$(0.03)	$0.45
* See Notes to Earnings Release Tables

DEAN FOODS COMPANY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES*
(Unaudited)
(In thousands, except ratio data)

	Three Months Ended March 31		Trailing Twelve Months Ended March 31,
	2017	2016	2017
Reconciliation of Net Income (Loss) to Adjusted EBITDA and Bank EBITDA
Net income (loss)	$(9,759)	$39,201	$70,969
Interest expense	17,464	16,876	67,383
Income tax expense (benefit)	(3,797)	23,459	54,778
Depreciation and amortization	41,881	43,626	170,872
Closed deal costs (a)	—	—	4,926
Facility closing and reorganization costs, net (c)	9,286	1,166	16,839
Mark-to-market on derivative contracts (d)	4,351	(2,145)	(6,302)
Other adjustments (e)	14,250	—	26,499
Adjusted EBITDA	$73,676	$122,183	405,964

Non-cash share-based compensation expense			9,468
Bank EBITDA			$415,432

			March 31, 2017
Reconciliation of net debt and total leverage ratio
Total long-term debt, including current portion			$891,677
Unamortized discounts and debt issuance costs			8,103
Cash and cash equivalents			(31,582)
Net debt			$868,198
Bank EBITDA			415,432
Total leverage ratio			2.09

		Three Months Ended March 31
		2017	2016
Reconciliation of Free Cash Flow provided by continuing operations
Net cash provided by operating activities		$27,556	$46,230
Payments for property, plant and equipment		(8,372)	(17,067)
Free Cash Flow provided by continuing operations		$19,184	$29,163
* See Notes to Earnings Release Tables

Notes to Earnings Release Tables
For the three months ended March 31, 2017 and 2016, the adjusted results and certain other non-GAAP financial measures differ from the Company's results under GAAP due to the exclusion of expenses, gains or losses associated with certain transactions and other non-recurring items that we believe are not indicative of our core operating results. For additional information on our non-GAAP financial measures, see the section entitled “Non-GAAP Financial Measures” in this release.

(a)
The adjustment reflects the elimination of expenses related to the acquisition of Friendly’s Ice Cream Holdings Corp. completed on June 20, 2016 of $4.9 million for the trailing twelve months ended March 31, 2017.

(b)
In conjunction with our decision to launch DairyPure in the first quarter of 2015, we reclassified certain of our indefinite-lived trademarks to finite-lived, resulting in a triggering event for impairment testing purposes. The related adjustment reflects the elimination of amortization expense recorded on these finite-lived trademarks of $3.9 million and $5.6 million for the three months ended March 31, 2017 and 2016, respectively.

(c)	The adjustment reflects the elimination of severance charges and non-cash asset impairments, net of (gains) losses on related asset sales, for approved facility closings and restructuring plans.

(d)
The adjustment reflects the elimination of the (gain) loss on the mark-to-market of our commodity derivative contracts. All of our commodity derivative contracts are marked to market in our statement of operations during each reporting period with a corresponding derivative asset or liability on our balance sheet.

(e)	The adjustment reflects the elimination of the following:

i.	A charge related to litigation settlements reached in the three months ended March 31, 2017;
ii. The write off of unamortized deferred financing costs of $1.1 million in connection with the January 4, 2017 amendments to our senior secured revolving credit facility and receivables securitization facility in the three months ended March 31, 2017; and
iii. Interest accretion in connection with the settlement of a previously disclosed dairy farmer class action lawsuit filed in the United States District Court for the Eastern District of Tennessee. The Court granted final approval of the settlement agreement on June 15, 2012 and the final installment payment was made in June of 2016.

(f)
The adjustment reflects the income tax impact of adjustments (b) through (e) and an adjustment to our income tax expense (benefit) to reflect income tax at a tax rate of 38%, which we believe represents our normalized long-term effective tax rate as a U.S. domiciled business.

(g)	Includes an adjustment to diluted shares outstanding to reflect an add-back of approximately 566 thousand dilutive shares, which were anti-dilutive for GAAP purposes.